Testing the Waters Materials Related to Series #PHOF-LINC

From the Rally App:

## #PHOF-LINC

# 1860 LINCOLN TELEGRAM CHECK (SIGNED)

THIS INITIAL OFFERING IS COMING SOON!

Rally × PIXEL HALL OF FAME

## OFFERING AMOUNT: $30,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL SHARE

**Property Of:** Jeremy O'Connor
Collectorsfolio, Inc
1050 Second Avenue, Gallery 90
New York, NY 10022

**STATE OF ILLINOIS**
**COUNTY OF COOK** } SS

Daniel R. Weinberg being first duly sworn, upon oath deposes and states as follows:

1. He is the president and the duly authorized agent in this behalf of Abraham Lincoln Book Shop, Inc., and he makes this affidavit in its behalf and under its lawful authority. He has full personal knowledge of all matters and things hereinafter set forth.

2. Said Abraham Lincoln Book Shop, Inc., was duly authorized and created and exists under and by virtue of the laws of the State of Illinois and it is duly authorized and does transact business in the State of Illinois and throughout the United States.

3. Among the purposes and business of said Abraham Lincoln Book Shop, Inc. is the buying, selling and dealing in and general appraisal of libraries, collections of rare books, autographs, letters, documents, drawings, prints, painting, etching, broadsides, historical objects, mementos, curiosities and other allied printed, pictorial and manuscript materials.

4. Said Abraham Lincoln Book Shop, Inc., its officers, employees and agents, and its predecessor companies have been doing business as appraisers of libraries, collections of rare books, autographs, letters, documents, drawings, prints, paintings, etching, broadsides, historical objects, mementos and curiosities and other allied printed, pictorial and manuscript materials since the year 1938, in Illinois and in various other states of the United States of America and have been called upon as consultants in such matters by many of the leading private collectors, libraries, museum and public and private institutions in the country.

5. The said Abraham Lincoln Book Shop, Inc., through its employees, agents, and officers did, on this date, 6 December 2022, examined *A Check Accomplished and Signed by Abraham Lincoln.*

Daniel R. Weinberg

Subscribed and sworn to before me, A Notary Public this day 6 December 2022

Notary Public of Cook County, Illinois

OFFICIAL SEAL
M SYLVIA CASTLE
NOTARY PUBLIC, STATE OF ILLINOIS
MY COMMISSION EXPIRES: 10/18/2025

My Commission Expires 18 October 2025

Abraham Lincoln Book Shop, Inc. / 824 W. Superior St., Suite 100 / Chicago, IL 60642 1

**#PHOF-LINC | $30K**

**SIMILAR ASSET SALES**

Prices are not adjusted for inflation

12/10/10
$6K
$5K
$4K
$3K
$2K
$1K
Dec '10

**Sotheby's**
SIMILAR COMPARABLE ASSET

**$5.9K**
SALE PRICE

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Abraham Lincoln Cancelled Check Signed Payable to Telegraph company	12/10/2010	$5,938.00	Sotheby's

*“I cannot give you details, but it is entirely certain that Pennsylvania and Indiana have gone Republican very largely, Penn. 25,000 & Indiana 5 to 10. Ohio of course is safe.”*

**ABRAHAM LINCOLN**

1860 Telegraphed Message

#PHOF-LINC

# 1860 LINCOLN TELEGRAM CHECK (SIGNED)

Abraham Lincoln holds many accolades, even for a U.S. President, so many, in fact, that his unprecedented technological savvy is almost always lost in the shuffle. In 1857, when Lincoln was still just a private citizen, making a name for himself as an anti-slavery voice within the Republican Party, he was introduced to the telegraph machine. Four years later, as the Civil War broke out, Lincoln had already mastered the technology, allowing him to send messages on a regular basis to his generals, directing military strategy in real time. Proof of Lincoln's cutting-edge telegraph utility is demonstrated by #PHOF-LINC, a signed 1860 check to The Telegraph Company for $10.81.

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#PHOF-LINC | *Visuals*

#PHOF-LINC is the only known existing document that connects Lincoln to telegraph technology.

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^

## #PHOF-LINC | *Timeline*

*Feb. 1809* — Abraham Lincoln is born in Hardin County, Kentucky.

*Nov. 1842* — Lincoln marries Mary Todd, they will go on to have four sons.

*May. 1844* — The first telegraph message, "What hath God wrought?" is successfully sent from The Supreme Court chambers by inventor Samuel Morse to his colleague in Baltimore.

DESCRIPTION OF SERIES 1860 LINCOLN SIGNED CHECK

Investment Overview

•Upon completion of the Series #PHOF-LINC Offering, Series #PHOF-LINC will purchase a 1860 Abraham Lincoln Signed Telegraph Company Check for Series #PHOF-LINC (The “Series 1860 Lincoln Signed Check” or the “Underlying Asset” with respect to Series #PHOF-LINC, as applicable), the specifications of which are set forth below.

•According to WhiteHouse.gov: “Abraham Lincoln became the United States’ 16th President in 1861, issuing the Emancipation Proclamation that declared forever free those slaves within the Confederacy in 1863.”

•TeachingAmericanHistory.org states: “On May 24, 1844, Morse, seated in the chambers of the United States Supreme Court, tapped the code for his now-famous message: “What Hath God Wrought.” His colleague in Baltimore, Alfred Vail, accurately transcribed Morse’s communication and repeated the message to Morse.”

•The Underlying Asset is a 1860 Abraham Lincoln Signed Telegraph Company Check.

Asset Description

Overview & Authentication

•WhiteHouse.gov provides the following quote from Lincoln about his birth and upbringing: ““I was born Feb. 12, 1809, in Hardin County, Kentucky. My parents were both born in Virginia, of undistinguished families–second families, perhaps I should say. My mother, who died in my tenth year, was of a family of the name of Hanks…. My father … removed from Kentucky to … Indiana, in my eighth year…. It was a wild region, with many bears and other wild animals still in the woods. There I grew up…. Of course when I came of age I did not know much. Still somehow, I could read, write, and cipher … but that was all.”

•History.com states: “On November 4, 1842, struggling lawyer Abraham Lincoln marries Mary Anne Todd, a Kentucky native, at her sister’s home in Springfield, Illinois.”

•As a private citizen, Abraham Lincoln, remarked on the infamous Dred Scott decision that redacted a freed slave’s rights in March of 1857: “The Republicans can fall in with it without taking back anything they have ever said. To be sure, it would be a considerable backing down by Judge Douglas from his much vaunted doctrine of self-government for the territories; but this is only additional proof of what was very plain from the beginning, that that doctrine was a mere deceitful pretense for the benefit of slavery.”

•According to ThoughtCo.com, 1857 was the year Charles Tinker remembered introducing a fascinated Lincoln to the telegraph machine: “One of the men who would serve as a government telegraph operator during the Civil War, Charles Tinker, had done the same job in civilian life at a hotel in Pekin, Illinois. He later recalled that in the spring of 1857 he chanced to meet Lincoln, who was in town on business related to his legal practice. Tinker recalled that Lincoln had watched him sending messages by tapping the telegraph key and writing down incoming messages he converted from Morse code. Lincoln asked him to explain how the apparatus worked. Tinker recalled going into considerable detail, describing even the batteries and electrical coils as Lincoln listened intently.”

•Lincoln became President in 1861. According to WhiteHouse.gov: “Abraham Lincoln became the United States’ 16th President in 1861, issuing the Emancipation Proclamation that declared forever free those slaves within the Confederacy in 1863.”

•According to History.com: “In Appomattox, Virginia, on April 9, 1865, Robert E. Lee surrenders his 28,000 Confederate troops to Union General Ulysses S. Grant, effectively ending the American Civil War. Forced to abandon the Confederate capital of Richmond, blocked from joining the surviving Confederate force in North Carolina, and harassed constantly by Union cavalry, Lee had no other option.”

•The Library of Congress published the following on Lincoln’s Assassination: “On the evening of April 14, 1865, while attending a special performance of the comedy, "Our American Cousin," President Abraham Lincoln was shot. Accompanying him at Ford's Theatre that night were his wife, Mary Todd Lincoln, a twenty-eight year-old officer named Major Henry R. Rathbone, and Rathbone's fiancée, Clara Harris. After the play was in progress, a figure with a drawn derringer pistol stepped into the presidential box, aimed, and fired. The president slumped forward.”

•C-SPAN held a Presidential Historians Survey in 2021 which named Lincoln the greatest President in U.S. History.

•The Underlying Asset is accompanied by Signed Affidavit from Daniel R. Weinberg of Abraham Lincoln Book Shop.

Notable Features

•The Underlying Asset is a 1860 Abraham Lincoln Signed Telegraph Company Check.

•The Underlying Asset is 7 & ¾ inches by 3 inches.

•The Underlying Asset is blue printing on buff color paper.

Notable Defects

•The Underlying Asset exhibits wear consistent with description given by authenticity documentation provided by Collectorsfolio, Inc which describes some margin staining that affects a small portion of Lincoln’s signature and cancellation cut partially through the “A” but without loss.

Details

Series 1860 Lincoln Signed Check
Memorabilia Type	Signed Check
Subject	Abraham Lincoln
Date	October 16, 1860
Inscription	The Telegraph Company
Inscription (Cont.)	$10.81
Inscription (Cont.)	A. Lincoln
Provenance	RAAB Collection

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1860 Lincoln Signed Check going forward.